Exhibit 99.1
Astec Industries, Inc.

NEWS RELEASE

1725 Shepherd Rd. - Chattanooga, TN 37421 - Phone (423) 899-5898 - Fax (423) 899-4456

ASTEC INDUSTRIES BOARD OF DIRECTORS AUTHORIZES
$150 MILLION SHARE REPURCHASE PROGRAM

Increases Quarterly Dividend by 10%

CHATTANOOGA, Tenn. (July 30, 2018) – Astec Industries, Inc. (Nasdaq: ASTE) today announced the Company's Board of Directors has authorized the repurchase of up to an aggregate $150 million of the Company's outstanding common stock.

The Company today also announced that it has declared a quarterly cash dividend of $0.11 per share of Company common stock to be paid on or after August 30, 2018 to the Company's common shareholders of record as of August 13, 2018; an increase of 10 percent compared to prior quarterly dividends.

Benjamin G. Brock, Chief Executive Officer, stated, "Today's announcement that we have initiated a stock buyback program and increased the dividend reflects our confidence in the Company's core business and our commitment to enhancing shareholder value. We believe Astec represents an attractive investment opportunity, and our strong balance sheet and cash flow clearly provide flexibility to return capital to shareholders at this time.  Our Board and management will continue to make decisions we believe will support our long-term goals of increasing operational efficiency, reducing costs and improving profitability, enabling the Company to better serve its customers and allowing us to drive value for our shareholders."

The Company may repurchase shares from time to time in open market transactions or through privately negotiated transactions in accordance with applicable federal securities laws.

About Astec Industries, Inc.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; wood processing and concrete production. Astec's manufacturing operations are divided into three primary business segments: road building, wood pellet production and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, commercial and industrial burners, concrete production and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the strength of the Company's core business and the effects on the Company from the stock buyback program.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks and uncertainties listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2017.

For Additional Information Contact:

Benjamin G. Brock
President and Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com

Or

David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com

Or

Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com